EXHIBIT 10.8

COOPERATION AGREEMENT
In the field of implementation of the membrane “TRUMEM”

Moscow

Understanding international importance, significance and vital actuality of support mission of environmental safety on the sites of the world nuclear power, rehabilitation of water basins, contaminated because of technogenic accidents, American Corporation NUCON-RF, Inc. (USA) and Russian Association “ASPECT” (Russia) (hereinafter referred to as Parts), motivated by common interests of implementation of perspective innovative technologies in certain markets of the world, based of preliminary arrangements, agreed to cooperate in the sphere of implementation of Membrane “TRUMEM”.

The Parts coordinate their efforts on implementation of package technologies and equipments on the basis of Membrane “TRUMEM”, carrying out of experimental-constructive, technological works and marketing research, directed to the implementation of Membrane “TRUMEM”.

The characteristic features of Membrane “TRUMEM” are the following:
1.	High mechanical strength.
2.	Elasticity (the technology lets make filter elements of practically any form, incl. corrugated).
3.	Lightweight.
4.	Produceability.
5.	Resistibility to abrasive wear, sturdiness to bacterium and corrosive environment.

Application sphere of Membrane “TRUMEM”:
1.	Fields of nuclear power.
2.	Processing of liquid radioactive wastes.
3.	Cleaning of water basins with spent nuclear fuel.
4.	Filtering liquid.

For the purpose of resource centralization and efficiency upgrading of execution of work, oriented to the result commercialization, Parts coordinated cross liability and distribution of works.

1.	Association “ASPECT”

Creation of pilot construction of Membrane “TRUMEM” of unique construction that does not have world analogues.
Providing of delivery of Membrane samples to carry out team-work on Membrane promotion in the world market.

2.	NUCON-RF, Inc.

Promotion of the production of Association “ASPECT”, based on application of double-sided metal-ceramic Membrane “TRUMEM” in the markets of other countries, incl. USA, Germany.

It is a filter membrane installation, designed for cleaning of technogenic water (industrial wastes, conditioning of water and others).

It is a flat-framed membrane installation, created for high-performance filtering and microfiltering.

Parts agreed to maintain confidentiality concerning technical and commercial information, transmitted to each other.

Corporation NUCON-RF, Inc.	Association “ASPECT”
Chief executive officer	Managing director

/s/ V.A. Lebedev	/s/ L.I. Trusov
April 17, 2007	April 17, 2007